UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: January 22, 2009
(Date of earliest event reported)
AGILYSYS, INC.
(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28925 Fountain Parkway, Solon, Ohio	44139

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (440) 519-8700
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     As of January 20, 2009, Agilysys, Inc. (the “Company”) terminated its five-year $200 million unsecured credit facility (the “Credit Facility”), with Bank of America, N.A. (as successor to LaSalle Bank National Association), as lead arranger, book runner and administrative agent, and certain other lenders party thereto. The Credit Facility included a $20 million sub-facility for letters of credit issued by Bank of America, N.A., or one of its affiliates and a $20 million sub-facility for swingline loans, which are short-term loans generally used for working capital requirements. The Credit Facility was available to the Company for refinancing existing debt, providing for working capital requirements, capital expenditures and general corporate purposes of the Company, including acquisitions. As of October 17, 2008, the company’s ability to borrow under its credit facility was suspended due to the Company’s failure to timely file its Annual Report on Form 10-K for March 31, 2008. The Company had not borrowed under the Credit Facility since it was entered into in October of 2005. To avoid fees associated with the credit facility, the Company decided to terminate the facility. There are no material penalties associated with early termination of the Credit Facility.
     The description of the Credit Facility set forth in this Item 1.02 is not complete and is qualified in its entirety by reference to the full text of the Credit Facility, which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 21, 2005, the Second Amendment to the Credit Facility, which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 21, 2007, the Third Amendment to the Credit Facility, which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 13, 2007, and the Fourth Amendment to the Credit Facility, which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 30, 2008.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Kenneth J. Kossin, Jr.
Kenneth J. Kossin, Jr.
Senior Vice President and Chief Financial Officer

Date: January 22, 2009